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                                             MAY 25, 1996 - INFORMATION ON DISTRIBUTION                EXHIBIT 28.1
                                                              TO CERTIFICATEHOLDERS

Bear Stearns Mortgage Securities Inc.
Mortgage Pass-Through Certificates, Series 1996-2
                             Principal Amt
               Original       Outstanding                                                                  Ending
Certificate    Principal       Prior to      Interest    Interest        Interest      Principal       Principal Amount
   Class        Amount       Distribution      Rate       Accrued      Distributed      Payable          Outstanding

    1-A        $30,088,323     $29,923,174      7.000%     $175,543        $175,543       $210,735        $29,712,439



               $30,088,323     $29,923,174                 $175,543        $175,543       $210,735        $29,712,439




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